UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

October 7, 2016 (October 4, 2016)

Aircastle Limited

(Exact name of registrant as specified in its charter)

Bermuda	001-32959	98-0444035
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Aircastle Advisor LLC 300 First Stamford Place, Stamford, Connecticut	06902
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (203) 504-1020

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 4, 2016, Aircastle Advisor LLC (“Advisor”), a subsidiary of Aircastle Limited (the “Company”), entered into a letter agreement (the “Letter Agreement”) with Aaron Dahlke (“Executive”), Chief Accounting Officer of the Company. The following summary of certain provisions of the Letter Agreement is qualified in its entirety by reference to the Letter Agreement, filed as Exhibit 10.1 hereto and incorporated herein by reference.

Pursuant to the Letter Agreement, in the event of a termination of employment by the Company (other than for cause or due to death or disability) or by Executive for good reason within one-hundred twenty (120) days prior to or twelve (12) months after a change in control of the Company, Executive will receive the following as severance, subject to Executive’s execution of a general release of claims: (i) a lump sum cash payment equal to the sum of Executive’s annual base salary and target bonus as in effect on the termination date; (ii) a pro-rated annual bonus for the year of termination based on actual corporate performance for such year; and (iii) reimbursement of Executive’s COBRA premiums under the Company’s health plans during the twelve (12) month period following the termination date. In return for entering into the Letter Agreement, Executive agreed to not to compete with the Company or solicit the Company’s clients or customers for six (6) months following any termination of employment and not to solicit the Company’s employees or consultants for twelve (12) months following any termination of employment.

Item 9.01	Financial Statements and Exhibits

(d)    Exhibits

10.1	Letter Agreement, dated October 4, 2016, among Aircastle Advisor LLC and Aaron Dahlke.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AIRCASTLE LIMITED
(Registrant)

/s/ Christopher L. Beers

Christopher L. Beers
General Counsel

Dated: October 7, 2016

EXHIBIT INDEX

Exhibit Number	Exhibit

10.1	Letter Agreement, dated October 4, 2016, among Aircastle Advisor LLC and Aaron Dahlke.